Exhibit 99.1

IONIS’ 2015 FINANCIAL RESULTS OUTPERFORM PROJECTIONS

•	Ended 2015 with More Than $775M in Cash
•	Completed Target Enrollment in Three Phase 3 Studies for Nusinersen, IONIS-TTRRx and Volanesorsen
•	Multiple Clinical Data Readouts Planned in 2016 from Large Pipeline of First-in-class or Best-in-class Drugs
•	Conference Call Webcast Thursday, February 25, 11:30 a.m. ET at www.ionispharm.com

CARLSBAD, Calif., February 25, 2016 – Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) today reported it ended the year in a strong financial position, significantly outperforming its guidance for both pro forma net operating loss (NOL) and cash.

 “We have a pipeline of drugs with the potential to change the lives of patients with many different diseases.  In 2015, we completed target enrollment in three Phase 3 studies for our three most advanced drugs in development; nusinersen, IONIS-TTRRx and volanesorsen, bringing these important new medicines one step closer to potentially reaching the market. These drugs are being developed for six different patient populations.  We believe the robust development plan for each of these three drugs supports their significant commercial potential.  We and our partners are well along in preparing for regulatory filings and for commercialization of nusinersen and IONIS-TTRRx.  Our wholly owned subsidiary, Akcea Therapeutics, has begun the key steps necessary to launch volanesorsen.  Paula Soteropoulos and her team, working with experts in the field, have begun to implement a multi-step program to increase diagnosis and referral of patients with FCS to lipid-focused physicians.  In addition, they are assembling the commercial infrastructure that will support the global launch of volanesorsen,” said B. Lynne Parshall, chief operating officer of Ionis Pharmaceuticals.

“The majority of our drugs in Phase 3 and Phase 2 clinical development and our growing number of earlier stage programs provided us with numerous opportunities to highlight the breadth and depth of our pipeline in 2015.  We reported positive clinical data from ten drugs in development.  We designed these drugs to treat patients with a wide variety of diseases.  In addition, in 2015 we advanced several earlier-stage programs into clinical development, including our drug to treat patients with Huntington’s disease.  We believe these earlier-stage drugs represent the next wave of new medicines with the potential to fundamentally change the treatment of diseases that are currently untreatable,” continued Ms. Parshall.  “The innovations we have made in our technology have the potential to add significant value to our pipeline.  The substantial increase in potency conferred by our LICA technology supports weekly, monthly, quarterly or even less frequent dosing.  This is a major advance and broadens the reach of our technology to larger patient populations and new therapeutic areas. The additional potency we achieved with our Generation 2.5 technology also allows us to continue to expand the opportunities for our antisense drugs.”

“In 2016, we plan to complete Phase 3 studies for nusinersen, IONIS-TTRRx and volanesorsen and report data from these studies in the first half of 2017.  We plan to report additional data from the open-label studies of nusinersen and IONIS-TTRRx. Data from these open-label studies continue to support the potential of these important new drugs.  We will continue to provide updates as Akcea builds its commercial infrastructure and prepares to launch volanesorsen.  We also plan to report data from many clinical studies, including Phase 2 data from our novel antithrombotic drug, IONIS-FXIRx, and additional clinical data on the LICA drugs we are developing. All of these activities build upon the value we have created and provide us with an event-rich year ahead,” concluded Ms. Parshall.

Ionis’ 2016 goals and the full list of corporate and drug development highlights can be found at the end of this press release prior to the financial tables.

Financial Results

“Over the past several years, we have ended each year in a better financial position than when we began.  During this time, we advanced three important new drugs into Phase 3 development, initiated five Phase 3 studies on these drugs, advanced 12 Phase 2 drugs and multiple Phase 1 drugs, and translated our technological innovations into the next wave of drugs to enter clinical development.  Over the last several years, we have consistently increased our revenues and cash balance while decreasing our pro forma NOL reflecting the successes in our partnerships. We continued this trend in 2015 by significantly outperforming both our pro forma NOL and cash guidance.  We ended the year with a pro forma NOL of $16 million, which represents a more than 70 percent improvement over our original guidance.  On a GAAP basis, our operating loss was $76 million.  During 2015, we received more than $320 million from our partners and ended the year with more than $775 million of cash, which is $150 million more than our original guidance.  As our drugs successfully advance, we generate cash and revenue from our partners.  In addition to cash and revenue, our partners provide expertise and significant additional resources, which allow us to minimize our research and development spending.   Importantly, we believe these contributions will maximize the commercial value of our partnered drugs.  Furthermore, with three potentially transformational medicines close to commercialization, we are looking forward to adding product revenues and royalties to our revenue base over the next few years,” said Elizabeth L. Hougen, chief financial officer of Ionis Pharmaceuticals.

“In 2016, we plan to continue to progress the drugs we have in development, including our Phase 3 drugs for which we are conducting multiple Phase 3 studies.  We also plan to expand our pipeline and continue to invest in advancing our technology. Akcea plans to continue conducting the pre-commercialization activities and building the global medical, marketing and sales infrastructure to successfully commercialize volanesorsen.  The efficiency of our technology and our business strategy allows us to do all of this while continuing to be fiscally prudent. We are also able to advance this large agenda while maintaining a strong cash balance because of the cash we generate as our partnered programs progress. As such, we are projecting a pro forma NOL in the low $60 million range and a year-end cash balance in excess of $600 million,” concluded Ms. Hougen.

All pro forma amounts referred to in this press release exclude non-cash compensation expense related to equity awards. Please refer to the reconciliation of pro forma and GAAP measures, which is provided later in this release.

Revenue

Revenue for the three and twelve months ended December 31, 2015 was $51.6 million and $283.7 million, respectively, compared to $84.9 million and $214.2 million for the same periods in 2014.    Ionis’ revenue in 2015 consisted of the following:

•	$91.2 million from Bayer in connection with its exclusive license agreement for IONIS-FXIRx;
•	$72.6 million from Biogen for advancing the Phase 3 program for nusinersen, advancing IONIS-DMPK-2.5Rx and IONIS-BIIB4Rx, and validating three new targets for neurological disorders, which have proceeded forward in drug development;

•	$22 million from Roche for initiating a Phase 1/2 study of IONIS-HTTRx;
•	$20 million from GSK for advancing the Phase 3 program of IONIS-TTRRx and initiating a Phase 1 study of IONIS-GSK4-LRx; and
•	$77.9 million primarily from the amortization of upfront fees and manufacturing services performed for its partners.

Already in the first quarter of 2016, Ionis has generated $7 million in milestone payments from Biogen for advancing the Phase 3 program for nusinersen, advancing IONIS-BIIB4Rx and from GSK when GSK initiated the Phase 1 study for IONIS-HBV-LRx.

Ionis’ revenue fluctuates based on the nature and timing of payments under agreements with its partners and consists primarily of revenue from the amortization of milestone payments, license fees and upfront fees.

Operating Expenses
In 2015, Ionis had higher operating expenses compared to 2014 primarily due to increased spending to support the Company’s ongoing Phase 3 studies for nusinersen, IONIS-TTRRx and volanesorsen, which are in the most expensive stage of development.    In addition, Akcea continued to build its operations in preparation for the commercial launch of volanesorsen.  As such, Ionis' pro forma operating expenses of $97.1 million and $300.2 million for the three and twelve months ended December 31, 2015, respectively, were higher than the $66.3 million and $230.5 million for the same periods in 2014. On a GAAP basis, Ionis' operating expenses for the three and twelve months ended December 31, 2015 were $114.5 million and $359.5 million, respectively, compared to $74.8 million and $261.9 million for the same periods in 2014. Ionis' operating expenses on a GAAP basis included non-cash compensation expense related to equity awards, which increased due to the increase in the Company’s stock price in January 2015 compared to January 2014.

Gain on Investment in Regulus Therapeutics Inc.
In the third quarter of 2015, Ionis received nearly $26 million of cash and recorded a $20.2 million gain on its sale of a portion of its Regulus common stock. Regulus is a satellite company partner that Ionis co-founded to discover and develop antisense drugs targeting microRNAs. In total, Ionis has received nearly $50 million since 2014 from its sale of Regulus’ common stock. Ionis now owns approximately 2.8 million shares, or approximately 5%, of Regulus' common stock.

Net Loss
Ionis reported a net loss of $71.4 million and $88.3 million for the three and twelve months ended December 31, 2015, respectively, compared to net income of $31.1 million and a net loss of $39.0 million for the same periods in 2014.    Basic and diluted net loss per share for the three and twelve months ended December 31, 2015 was $0.59 and $0.74, respectively.    Basic and diluted net income per share for the three months ended December 31, 2014 was $0.26 and $0.25, respectively, while both basic and diluted net loss per share was $0.33 per share for the year ended December 31, 2014. Ionis’ increased net loss for 2015 compared to 2014 was primarily due to the increased expenses related to advancing Ionis’ large pipeline partially offset by the Company’s increase in revenue in 2015.

Balance Sheet
As of December 31, 2015, Ionis had cash, cash equivalents and short-term investments of $779.2 million compared to $728.8 million at December 31, 2014. Ionis’ cash balance increased in 2015 primarily due to the more than $320 million in cash Ionis received from its partners. Ionis’ working capital was $688.1 million at December 31, 2015 compared to $721.3 million at December 31, 2014.

Conference Call

At 11:30 a.m. Eastern Time today, February 25, 2016, Ionis will conduct a live webcast conference call to discuss this earnings release and related activities.  Interested parties may listen to the call by dialing 877-443-5662 or access the webcast at www.ionispharma.com.  A webcast replay will be available for a limited time at the same address.

ABOUT IONIS PHARMACEUTICALS, INC.
Ionis is the leading company in RNA-targeted drug discovery and development focused on developing drugs for patients who have the highest unmet medical needs, such as those patients with severe and rare diseases.  Using its proprietary antisense technology, Ionis has created a large pipeline of first-in-class or best-in-class drugs, with over a dozen drugs in mid- to late-stage development.  Drugs currently in Phase 3 development include volanesorsen, a drug Ionis is developing and plans to commercialize through its wholly owned subsidiary, Akcea Therapeutics, to treat patients with familial chylomicronemia syndrome and familial partial lipodystrophy; IONIS-TTRRx, a drug Ionis is developing with GSK to treat patients with all forms of TTR amyloidosis; and nusinersen, a drug Ionis is developing with Biogen to treat infants and children with spinal muscular atrophy.  Ionis’ patents provide strong and extensive protection for its drugs and technology.  Additional information about Ionis is available at www.ionispharma.com.

FORWARD-LOOKING STATEMENT
This press release includes forward-looking statements regarding Ionis Pharmaceuticals’ financial position and outlook, Ionis’ business, the business of Akcea Therapeutics, Inc., a subsidiary of Ionis Pharmaceuticals, and the therapeutic and commercial potential of Ionis’ technologies and products in development, including nusinersen, IONIS-TTRRx and volanesorsen.  Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.  Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2014, and its most recent quarterly report on Form 10-Q, which are on file with the SEC.  Copies of these and other documents are available from the Company.

In December, 2015, the Company changed its name from Isis Pharmaceuticals, Inc. to Ionis Pharmaceuticals, Inc. In this release, unless the context requires otherwise, “Ionis,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc.  Akcea Therapeutics™ is a trademark of Ionis Pharmaceuticals, Inc.

Ionis Pharmaceuticals’ Contacts:
D. Wade Walke, Ph.D.	Amy Williford, Ph.D
Vice President, Corporate Communications and Investor Relations	Associate Director, Corporate Communications
760-603-2741	760-603-2772

Ionis Pharmaceuticals’ Corporate Goals for 2016

In 2016, Ionis plans to achieve the following goals itself and with its partners:
•	Advance the pipeline:
o	Report clinical data on multiple drugs, including
▪	Phase 2 data for IONIS-FXIRx in patients with end-stage renal disease.
▪	Phase 2 open-label data for nusinersen in infants with SMA.
▪	Open-label extension data for IONIS-TTRRx.
▪	Phase 2 data for IONIS-TTRRx from an investigator initiated study in patients with the cardiomyopathy form of TTR amyloidosis.
▪	Phase 2 data from two drugs in Ionis’ cancer franchise, IONIS-STAT3-2.5Rx and IONIS-AR-2.5Rx.
•	Initiate multiple clinical studies, including
▪	CARDIO-TTR, a Phase 3 study of IONIS-TTRRx in patients with the cardiomyopathy form of TTR amyloidosis, which GSK will conduct.
▪	A Phase 3 study of IONIS-TTRRx in Japan in patients with FAP.
▪	Numerous additional studies.
•	Broaden the pipeline by adding three to five new drugs into development.
•	Continue to advance the technology and show its value by reporting clinical data from drugs incorporating Ionis’ LICA and Generation 2.5 technologies.
•	Continue to successfully advance Ionis’ business to generate revenue and cash.

Ionis Pharmaceuticals’ Corporate and Drug Development Highlights
(2015 and subsequent activities)

Corporate Highlights

•	Ionis formed a wholly owned subsidiary, Akcea Therapeutics, to develop and commercialize its lipid drugs, volanesorsen, IONIS-APOCIII-LRx, IONIS-APO(a)-LRx and IONIS-ANGPTL3-LRx.
•	Ionis licensed IONIS-FXIRx to Bayer HealthCare to develop and commercialize IONIS-FXIRx for the prevention of thrombosis.
•	Ionis and AstraZeneca formed a strategic collaboration to discover and develop antisense therapies for treating cardiovascular and metabolic diseases, primarily focused on targets in the kidney, and renal diseases.
•	Ionis formed an alliance with Janssen to discover and develop antisense drugs to treat autoimmune disorders of the gastrointestinal tract.
•	Ionis received more than $320 million in payments from partners in 2015.
•	Isis changed its name to Ionis Pharmaceuticals, Inc. in December 2015 and its stock now trades under the ticker symbol “IONS”.

Drug Development Highlights

•	Ionis continued to make significant advances in its pipeline and completed target enrollment for three pivotal phase 3 studies, including:
o	CHERISH, a Phase 3 study evaluating nusinersen in children with spinal muscular atrophy (SMA).
o	NEURO-TTR, a Phase 3 study evaluating IONIS-TTRRx in patients with familial amyloid polyneuropathy (FAP).

o	APROACH, a Phase 3 study evaluating volanesorsen in patients with familial chylomicronemia syndrome (FCS).
•	Ionis and its partners reported positive data from 13 clinical studies. These data exemplify the broad applicability and potential for antisense drugs to provide therapeutic benefit for many different diseases. These data include:
o	Phase 2 data from two ongoing open-label studies in which infants and children with SMA treated with nusinersen experienced increases in muscle function scores. Additionally, there were no events of death or permanent ventilation reported in 2015 in nusinersen-treated infants in the ongoing Phase 2 clinical study.
o	Data from the ongoing open-label extension study of NEURO-TTR in which patients with FAP treated with IONIS-TTRRx for at least three months experienced reductions in TTR protein of up to 92 percent with a mean maximum (nadir) reduction of 76 percent compared to baseline.
o	Phase 2 data from an ongoing open-label, investigator-initiated study in patients with familial amyloid cardiomyopathy and patients with wild-type transthyretin amyloidosis treated with IONIS-TTRRx for 12 months preliminarily evidencing disease stabilization and sustained TTR reductions.
o	Phase 2 data in which patients with high lipoprotein(a), or Lp(a), treated with IONIS-APO(a)Rx experienced reductions in Lp(a) of up to 94 percent.
o	Phase 1/2 data in which patients with high Lp(a) treated with IONIS-APO(a)-LRx experienced a greater than 30-fold increase in potency over IONIS-APO(a)Rx, the non-LICA Lp(a) drug. Patients also experienced dose-dependent reductions in Lp(a) of up to 97 percent and 99 percent after a single dose and multiple doses of IONIS-APO(a)-LRx, respectively.
o	Clinical and preclinical data in patients with cancer, including advanced/metastatic hepatocellular carcinoma and diffuse large B cell lymphoma, treated with IONIS-STAT3-2.5Rx evidencing antitumor activity.
o	Phase 2 data in which patients with type 2 diabetes treated with IONIS-PTP1BRx experienced statistically significant mean reductions in body weight and HbA1c (0.7 percentage point).
o	Phase 1 results in which healthy volunteers dosed with IONIS-ANGPTL3Rx experienced significant reductions of up to 93 percent in angiopoietin-like 3 protein, up to 63 percent in triglycerides and up to 46 percent in total cholesterol.
o	Phase 1 results in which healthy volunteers dosed with IONIS-PKKRx experienced significant, dose-dependent reductions of prekallikrein of up to 95 percent.
o	Phase 3 data from the FOCUS FH study evaluating Kynamro (mipomersen sodium) in patients with severe heterozygous familial hypercholesterolemia. This study met its primary endpoint with a statistically significant reduction of LDL-C.
•	Ionis published clinical data from its novel lipid drugs, volanesorsen and IONIS-APO(a)Rx, in the New England Journal of Medicine and The Lancet, respectively.
•	The US FDA granted volanesorsen orphan drug designation for the treatment of patients with FCS.
•	The European Medicines Agency granted IONIS-HTTRx orphan drug designation for the treatment of patients with Huntington’s Disease.
•	Ionis, together with its partners, continued to advance its pipeline of drugs, initiating 11 clinical studies, including one Phase 3 study and six Phase 2 studies.

IONIS PHARMACEUTICALS, INC.
SELECTED FINANCIAL INFORMATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three months ended, December 31,		Year ended, December 31,
	2015	2014	2015	2014
Revenue:	(unaudited)
Research and development revenue under collaborative agreements	$50,891	$82,539	$281,360	$202,514
Licensing and royalty revenue	679	2,322	2,343	11,647
Total revenue	51,571	84,861	283,703	214,161
Expenses:
Research, development and patent expenses	101,330	67,953	322,292	241,751
General and administrative	13,181	6,828	37,173	20,140
Total operating expenses	114,511	74,781	359,465	261,891
Income (loss) from operations	(62,940)	10,080	(75,762)	(47,730)
Other income (expense):
Investment income	1,355	679	4,302	2,682
Interest expense	(9,351)	(7,305)	(36,732)	(22,209)
Gain on investments, net	(125)	1,116	75	1,256
Gain on investment in Regulus Therapeutics, Inc.	-	19,366	20,211	19,902
Loss on early retirement of debt	-	(8,292)	-	(8,292)
Income (loss) before income tax (expense) benefit	(70,061)	15,644	(87,906)	(54,391)

Income tax (expense) benefit	(372)	15,409	(372)	15,407

Net income (loss)	$(71,433)	$31,053	$(88,278)	$(38,984)

Basic net income (loss) per share	$(0.59)	$0.26	$(0.74)	$(0.33)
Diluted net income (loss) per share	$(0.59)	$0.25	$(0.74)	$(0.33)
Shares used in computing basic net income (loss) per share	120,189	118,223	119,719	117,691
Shares used in computing diluted net income (loss)per share	120,189	122,839	119,719	117,691

Ionis Pharmaceuticals, Inc.
Reconciliation of GAAP to Pro Forma Basis:
Condensed Consolidated Operating Expenses, Income (Loss) From Operations, and Net Income (Loss)
(In Thousands)

	Three months ended, December 31,		Year ended, December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$114,511	$74,781	$359,465	$261,891
Excluding compensation expense related to equity awards	(17,408)	(8,488)	(59,314)	(31,383)

Pro forma operating expenses	$97,103	$66,293	$300,151	$230,508

As reported income (loss) from operations according to GAAP	$(62,940)	$10,080	$(75,762)	$(47,730)
Excluding compensation expense related to equity awards	(17,408)	(8,488)	(59,314)	(31,383)

Pro forma income (loss) from operations	$(45,532)	$18,568	$(16,448)	$(16,347)

As reported net income (loss) according to GAAP	$(71,433)	$31,053	$(88,278)	$(38,984)
Excluding compensation expense related to equity awards	(17,408)	(8,488)	(59,314)	(31,383)

Pro forma net income (loss)	$(54,025)	$39,541	$(28,964)	$(7,601)

Reconciliation of GAAP to Pro Forma Basis
As illustrated in the Selected Financial Information in this press release, pro forma operating expenses, pro forma income (loss) from operations, and pro forma net income (loss) were adjusted from GAAP to exclude compensation expense related to equity awards, which are non-cash.  Ionis has regularly reported non-GAAP measures for operating results as pro forma results.  These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP.  Ionis reports these pro forma results to better enable financial statement users to assess and compare its historical performance and project its future operating results and cash flows.  Further, the presentation of Ionis' pro forma results is consistent with how Ionis' management internally evaluates the performance of its operations.

Ionis Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2015	December 31, 2014

Assets:
Cash, cash equivalents and short-term investments	$779,183	$728,832
Investment in Regulus Therapeutics Inc.	24,792	81,881
Other current assets	33,028	25,884
Property, plant and equipment, net	90,233	88,958
Other assets	28,869	30,254
Total assets	$956,105	$955,809

Liabilities and stockholders’ equity:
Other current liabilities	$81,554	$63,619
Current portion of deferred contract revenue	67,322	51,713
1% convertible senior notes	347,214	327,486
2 3/4% convertible senior notes	50,361	48,014
Long-term obligations, less current portion	74,558	79,400
Long-term deferred contract revenue	134,306	127,797
Stockholders’ equity	200,790	257,780
Total liabilities and stockholders’ equity	$956,105	$955,809

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